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AT EMAK WORLDWIDE, INC.:

MEDIA INQUIRIES:                             INVESTOR INQUIRIES:
Angela Pennington                            Lisa Mueller
Vice President, Corporate Communication      Director, Investor Relations
(323) 932-4457                               (323) 932-4034


             BARRIE P. BERG JOINS EMAK WORLDWIDE BOARD OF DIRECTORS


         LOS ANGELES, Nov. 10, 2004 - EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced the addition of Barrie P. Berg, an independent strategic consultant, to its Board of Directors.

         Ms. Berg brings to the Board more than 20 years of experience in the consumer products, retailing, direct marketing and media sectors. Through 2003, Ms. Berg was a partner with Booz Allen Hamilton, a global management consulting firm, where she advised both public and private clients on issues such as strategic planning, organization, marketing and retailing, and has worked with organizations in both the United States and Europe. Prior to joining Booz Allen in 1988, Ms. Berg held various brand management roles with Del Monte (former division of RJR Nabisco) and Procter & Gamble. She has a master of business administration from Harvard Business School and a bachelor of arts from Yale University.

         "Barrie's strategic insight will help guide EMAK as we continue to grow and develop as a larger organization," said Don Kurz, Chairman and Chief Executive Officer of EMAK Worldwide. "Her strong business and marketing background, with her particular expertise in the marketing services industry, is an excellent complement to our board of directors, and we look forward to her contribution."

ABOUT EMAK WORLDWIDE

         EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Minneapolis, New York, Ontario
(CA), London, Paris, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company's


                                     -more-

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Barrie P. Berg Joins EMAK Worldwide Board of Directors
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clients include Burger King Corporation, Kellogg's, Kohl's, Macy's, Nordstrom,
Procter & Gamble, and SUBWAY Restaurants, among others. The Company complements its core marketing services business by developing and marketing distinctive consumer products, based on emerging and evergreen licensed properties, which are sold through specialty and mass-market retailers. More information about EMAK Worldwide is available on the Company's web site at www.emak.com.


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